SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 3 to
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                             Marvel Enterprises,Inc.
                             (formerly Toy Biz, Inc.)
                             -----------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                   57383M 10 8
                                   -----------
                                 (CUSIP Number)


                                 Alan S. Cooper
                             Dickstein Partners Inc.
                         660 Madison Avenue, 16th Floor
                            New York, New York 10021
                                 (212) 754-4000
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                  August 11, 1999
                                 ----------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13(d)-1(f) or 13d-1(g), check the following box: |_|


                               Page 1 of 16 pages

                                  SCHEDULE 13D
CUSIP No.57383M 10 8                                          Page 2 of 15 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    DICKSTEIN & CO., L.P.
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [x] see Item 5
                                                     (b)   [_]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    WC, 00 (See Item 3)
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF             3,697,044 (See Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY
EACH REPORTING          Not Applicable
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        3,697,044 (See Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,697,044/1/ (See Item 5)
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES   (See Item 5)                                 [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         10.2% (See Item 5)
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

------------

/1/ Includes 2,667,848 shares of Common Stock that the Reporting Person has the right to acquire upon conversion of 2,567,708 shares of the Issuer's 8% Convertible Exchangeable Preferred Stock (the "Preferred Stock") held by the Reporting Person.

                                  SCHEDULE 13D
CUSIP No.57383M 10 8                                          Page 3 of 15 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    DICKSTEIN FOCUS FUND L.P.
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [x] see Item 5
                                                     (b)   [_]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    WC, 00 (See Item 3)
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF             256,437 (See Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY
EACH REPORTING          Not Applicable
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        256,437 (See Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 256,437/2/ (See Item 5)
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES   (See Item 5)                                  [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.8% (See Item 5)
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------
--------

/2/ Consists of 256,437 shares of Common Stock that the Reporting Person has the right to acquire upon conversion of 246,812 shares of Preferred Stock held by the Reporting Person.

                                  SCHEDULE 13D
CUSIP No.57383M 10 8                                          Page 4 of 15 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    DICKSTEIN INTERNATIONAL LIMITED
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [x] see Item 5
                                                     (b)   [_]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    WC, 00 (See Item 3)
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF             902,886 (See Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY
EACH REPORTING          Not Applicable
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        902,886 (See Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 902,886/3/ (See Item 5)
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES      (See Item 5)                               [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.6% (See Item 5)
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------
--------

/3/Includes 888,553 shares of Common Stock that the Reporting Person has the right to acquire upon conversion of 855,201 shares of Preferred Stock held by the Reporting Person.

                                  SCHEDULE 13D
CUSIP No.57383M 10 8                                          Page 5 of 15 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    DICKSTEIN PARTNERS, L.P.
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [x] see Item 5
                                                     (b)   [_]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    AF, 00 (See Item 3)
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF             Not Applicable
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY
EACH REPORTING          3,953,481 (See Item 5)
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        Not Applicable
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        3,953,481 (See Item 5)
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,953,481/4/ (See Item 5)
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES     (See Item 5)                             [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         10.8% (See Item 5)
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------
--------

/4/ Includes 2,924,285 shares of Common Stock issuable upon conversion of 2,814,520 shares of Preferred Stock that may be deemed to be beneficially owned by the Reporting Person.

                                  SCHEDULE 13D
CUSIP No.57383M 10 8                                         Page 6 of 15 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    DICKSTEIN PARTNERS INC.
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [x] see Item 5
                                                     (b)   [_]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    AF, 00 (See Item 3)
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF             Not Applicable
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY
EACH REPORTING          4,856,367 (See Item 5)
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        Not Applicable
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        4,856,367 (See Item 5)
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,856,367/5/ (See Item 5)
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES    (See Item 5)                               [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         13.0% (See Item 5)
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------
--------

/5/ Includes 3,812,838 shares of Common Stock issuable upon conversion of 3,669,721 shares of Preferred Stock that may be deemed to be beneficially owned by the Reporting Person.

                                  SCHEDULE 13D
CUSIP No.57383M 10 8                                          Page 7 of 15 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ELYSSA DICKSTEIN, JEFFREY SCHWARZ, AND ALAN COOPER AS TRUSTEES
    U/T/A/D/ 12/27/88, MARK DICKSTEIN, GRANTOR
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [x] see Item 5
                                                     (b)   [_]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    PF, 00 (See Item 3)
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF             55,129 (See Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY
EACH REPORTING          Not Applicable
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        55,129 (See Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 55,129/6/ (See Item 5)
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES        (See Item 5)                            [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.2% (See Item 5)
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------
--------

/6/Represents shares of Common Stock issuable upon conversion of 53,060 shares of Preferred Stock held by the Reporting Person.

                                  SCHEDULE 13D
CUSIP No.57383M 10 8                                          Page 8 of 15 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MARK DICKSTEIN AND ELYSSA DICKSTEIN, AS TRUSTEES OF THE MARK AND
     ELYSSA DICKSTEIN FOUNDATION
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [x] see Item 5
                                                     (b)   [_]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    PF, 00 (See Item 3)
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF             11,025 (See Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY
EACH REPORTING          Not Applicable
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        11,025 (See Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        Not Applicable
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,025/7/ (See Item 5)
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES        (See Item 5)                            [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         less than 0.1% (See Item 5)
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------
--------

/7/Represents shares of Common Stock issuable upon conversion of 10,612 shares of Preferred Stock held by the Reporting Person.

                                  SCHEDULE  13D
CUSIP No.57383M 10 8                                        Page 9 of 15 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    MARK DICKSTEIN
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [x] see Item 5
                                                     (b)   [_]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    PF, AF (See Item 3)
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF             16,667 (See Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY
EACH REPORTING          4,867,394 (See Item 5)
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        16,667 (See Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        4,867,394 (See Item 5)
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,884,061/8/ (See Item 5)
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES     (See Item 5)                            [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         13.1% (See Item 5)
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
--------

/8/ Includes 3,823,865 shares of Common Stock issuable upon conversion of 3,680,333 shares of Preferred Stock that may be deemed to be beneficially owned by the Reporting Person and 6,667 shares of Common Stock issuable upon exercise of options held by the Reporting Person.

                                  SCHEDULE 13D
CUSIP No.57383M 10 8                                         Page 10 of 15 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    ELYSSA DICKSTEIN
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)   [x] see Item 5
                                                     (b)   [_]
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  SOURCE OF FUNDS

    PF, AF (See Item 3)
--------------------------------------------------------------------------------
5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                [_]
--------------------------------------------------------------------------------
6)  CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER

  NUMBER OF             154,363 (See Item 5)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY      8)   SHARED VOTING POWER
   OWNED BY
EACH REPORTING          66,154 (See Item 5)
    PERSON        --------------------------------------------------------------
     WITH          9)   SOLE DISPOSITIVE POWER
                        154,363 (See Item 5)
                  --------------------------------------------------------------
                  10)   SHARED DISPOSITIVE POWER
                        66,154 (See Item 5)
--------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 220,517/9/ (See Item 5)
--------------------------------------------------------------------------------
12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES     (See Item 5)                               [ ]
--------------------------------------------------------------------------------
13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.7% (See Item 5)
--------------------------------------------------------------------------------
14)      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------
--------

/9/ Consists of 154,363 shares of Common Stock that the Reporting Person has the right to acquire upon conversion of 148,569 shares of Preferred Stock held by the Reporting Person and 66,154 shares of Common Stock issuable upon conversion of 63,672 shares of Preferred Stock that may be deemed to be beneficially owned by the Reporting Person.

                                 Amendment No, 3
                                       to
                                  Schedule 13D

Introduction

         This amends the Schedule 13D dated October 1, 1998 as amended by Amendment No. 1 thereto, dated October 13, 1998, as amended by Amendment No. 2 thereto, dated March 4, 1999 (the "Schedule 13D"), filed by Dickstein & Co., L.P. ("Dickstein & Co."), Dickstein Focus Fund L.P. ("Dickstein Focus"), Dickstein International Limited ("Dickstein International"), Dickstein Partners, L.P. ("Dickstein Partners"), Dickstein Partners Inc. ("Dickstein Inc."), Elyssa Dickstein, Jeffrey Schwarz, and Alan Cooper as Trustees U/T/A/D 12/27/88, Mark Dickstein, Grantor (the "Dickstein Trust"), Mark Dickstein and Elyssa Dickstein, as Trustees of the Mark and Elyssa Dickstein Foundation (the "Dickstein Foundation"), Mark Dickstein and Elyssa Dickstein, with respect to the common stock, $.01 par value (the "Common Stock"), of Marvel Enterprises, Inc., a Delaware corporation (the "Company"). Dickstein & Co., Dickstein Focus, Dickstein International, Dickstein Partners, Dickstein Inc., the Dickstein Trust, the Dickstein Foundation, Mark Dickstein and Elyssa Dickstein are collectively referred to as the "Reporting Persons." The Company's 8% Convertible Exchangeable Preferred Stock is referred to as the "Preferred Stock." Notwithstanding this Amendment 3, the Schedule 13D speaks as of its respective dates.

 I. Items 5(a) and 5(c) of the Schedule 13D "Interest in Securities of the Issuer" are amended and restated as follows:

         (a) The Reporting Persons beneficially own an aggregate of 5,093,551 shares of Common Stock, representing approximately 13.6%/10/ of the Common Stock outstanding. Such shares are directly held by the Reporting Persons as follows:


                                                                                  Common Stock                 Percentages of
                                                                                  Issuable Upon                 Common Stock
                                                                                  Conversion of                 Beneficially
                                     Common Stock          Preferred Stock       Preferred Stock                    Owned

Dickstein & Co.                      1,029,196              2,567,708              2,667,848                      10.2%

Dickstein Focus                          *                    246,812                256,437                       0.8

Dickstein International                 14,333                855,201                888,553                       2.6

Dickstein Trust                          --                    53,060                 55,129                       0.6

Dickstein Foundation                     --                    10,612                 11,025             less than 0.1



--------

/10/ Percentages are based upon 33,532,159 shares of Common Stock reported outstanding at July 22, 1999 in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.



                                       11



                                                                  less than
Mark Dickstein        16,667/11/            --            --         0.1

Elyssa Dickstein       --                 148,569       154,363      0.5

Each share of Preferred  Stock is convertible  into 1.039 shares of Common Stock
(subject to certain anti-dilution adjustments),  votes generally with the Common
Stock as a single class on the basis of the number of shares of Common Stock into which it is convertible, and votes as a separate class on certain matters as provided in the Company's Restated Certificate of Incorporation, to which reference is made for a complete specification of the terms of the Preferred
Stock.

         The  following  table sets  forth the  percentages  of the  outstanding
Common Stock, the outstanding Preferred Stock and the outstanding voting power of the Company directly held by each of the Reporting Persons:


                                                                                                              Percentage
                                         Percentage of                    Percentage of                    of Outstanding
                                         Common Stock/12/               Preferred Stock/13/                 Voting Power

Dickstein & Co.                               3.1%                            14.3%                                  10.2%

Dickstein Focus                               0.0                              1.4                                   0.8

Dickstein International                   less than 0.1                        4.8                                   2.6

Dickstein Trust                                --                              0.3                                   0.2

Dickstein Foundation                           --                              0.1                             less than 0.1

Mark Dickstein                            less than 0.1                         --                             less than 0.1

Elyssa Dickstein                               --                              0.8                                   0.5


Total                                         3.1%                            21.7%                                 14.3%



         (c) The Company paid a regularly scheduled in-kind dividend on the Preferred Stock on July 1, 1999 for the quarter ended June 30, 1999 to the Reporting Persons as follows: Dickstein & Co., 50,347 shares; Dickstein Focus, 4,839 shares; Dickstein International, 16,768

--------

/11/ Includes 6,667 shares issuable upon exercise of options held by Mr. Dickstein.

/12/ Based upon 33,532,159 shares of Common Stock outstanding. See the previous footnote.

/13/ Based upon 17,952,257 shares of Preferred Stock outstanding following payment of an in-kind dividend for the quarter ended June 30, 1999.

shares; Dickstein Trust, 1,040 shares; Dickstein Foundation, 208 shares; and Elyssa Dickstein, 2,913 shares.

      Except as aforesaid and as set forth on Schedule II attached hereto, none of the persons identified in Item 2 has effected any transactions in the Common Stock during the past 60 days. All such transactions were effected in the open market.

                                   SIGNATURES


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date:  August 13, 1999

                               DICKSTEIN & CO., L.P.

                               By: Alan S. Cooper, as Vice President of Dickstein Partners Inc., the general partner of Dickstein Partners, L.P., the general partner of Dickstein & Co., L.P.

                               By: /s/ Alan S. Cooper
                                   -----------------------------
                                        Name:  Alan S. Cooper


                               DICKSTEIN FOCUS FUND L.P.

                               By: Alan S. Cooper, as Vice President of Dickstein Partners Inc., the general partner of Dickstein Partners, L.P., the general partner of Dickstein Focus
                                        Fund L.P.

                               By:/s/ Alan S. Cooper
                                   -----------------------------
                                        Name:  Alan S. Cooper



                           DICKSTEIN INTERNATIONAL LIMITED

                           By: Alan S. Cooper, as Vice President of Dickstein Partners Inc., the agent of Dickstein International Limited

                           By: /s/ Alan S. Cooper
                                   -----------------------------
                                    Name:  Alan S. Cooper


                           DICKSTEIN PARTNERS, L.P.

                           By: Alan S. Cooper, as Vice President of Dickstein Partners Inc., the general partner of Dickstein Partners, L.P.

                           By:/s/ Alan S. Cooper
                                  ------------------------------
                                    Name:  Alan S. Cooper

                           DICKSTEIN PARTNERS INC.

                           By:      Alan S. Cooper, as Vice President

                           By: /s/ Alan S. Cooper
                              -------------------
                                    Name:  Alan S. Cooper


                           MARK DICKSTEIN

                           By: /s/ Mark Dickstein
                              -------------------
                                    Name:  Mark Dickstein


                           ELYSSA DICKSTEIN

                           By: /s/ Elyssa Dickstein
                               -------------------
                                    Name:  Elyssa Dickstein


                            ELYSSA DICKSTEIN, JEFFREY SCHWARZ,
                            AND ALAN S. COOPER AS TRUSTEES U/T/A/D
                            12/27/88, MARK DICKSTEIN, GRANTOR


                            By: /s/ Alan S. Cooper
                               -------------------
                                    Name:  Alan S. Cooper


                            MARK DICKSTEIN AND ELYSSA DICKSTEIN
                            AS TRUSTEES OF THE MARK AND ELYSSA
                            DICKSTEIN FOUNDATION

                            By:      /s/ Mark Dickstein
                                     -------------------
                                     Name:  Mark Dickstein

                                                                     Schedule II

                             Transactions in Common
                                    Stock of
                               Marvel Enterprises, Inc.

Shares Sold by Dickstein & Co, L.P.

                  Number of
                   Shares            Price per                      Total
Date                Sold               Share         Commission    Proceeds

8/11/99            280,433            6.0625          16,825.98    1,683,299.08


Shares Sold by Dickstein Focus Fund L.P.

                  Number of
                   Shares            Price per                      Total
Date                Sold               Share         Commission    Proceeds

8/11/99            54,567             6.0625          3,274.02    327,538.42
8/12/99            45,433             5.8610          2,725.98    263,556.83

--------------------------------------------------------------------------------
Total             100,000                                         591,095.25

Shares sold By Dickstein International Limited

                  Number of
                   Shares            Price per                      Total
Date                Sold               Share         Commission    Proceeds

8/12/99             85,667            5.8610          5,140.02      496,954.27